Rule 424(b)(3)
                                                   Registration No. 333-121067

PRICING SUPPLEMENT NO. 29 dated September 1, 2005
to Prospectus Supplement dated May 18, 2005
and Prospectus dated May 18, 2005

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series H

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 18, 2005, as supplemented by the Prospectus Supplement, dated May 18, 2005 (as so supplemented, together with all documents incorporated by reference therein, the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:                      52517PB42

ISIN:                           US52517PB428

Specified Currency:             Principal:      U.S. Dollars
                                Interest:       U.S. Dollars

Principal Amount:               $10,000,000


                                Total                  Per Note
Issue Price:                    $10,000,000            100%
Agent's Commission:             $         0              0%
Proceeds to Lehman
   Brothers Holdings:           $10,000,000            100%

On the Issue Date, we may, without the consent of the holders of Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:                          Lehman Brothers

Agent's Capacity:               [X ] As principal       [  ] As agent

Trade Date:                     September 1, 2005

Issue Date:                     September 20, 2005

Stated Maturity Date:           September 20, 2012; provided that if such day
                                is not a New York business day or London business day, then such day will be the following New York business day and London business day unless such day falls in the following month in which case it will be the preceding New York business day and London business day.

Date From Which Interest
   Accrues:                     [X ]  Issue Date
                                [  ]  Other: _____________


[  ]   Fixed Rate Note

       Interest Rate per Annum:        _______%

[X ]   Floating Rate Note       [  ]  CD Rate
                  [  ]  Commercial Paper Rate
                  [  ]  Federal Funds (Effective) Rate
                  [  ]  Federal Funds (Open) Rate
                  [  ]  LIBOR Telerate
                  [  ]  LIBOR Reuters
                  [  ]  EURIBOR
                  [  ]  Treasury Rate:    Constant Maturity [  ] Yes   [  ] No
                  [  ]  Prime Rate
                  [  ]  Eleventh District Cost of Funds Rate
                  [X ]  Other:  See "3-Month LIBOR" below

Spread:                         Plus 0.10%

Spread Multiplier:              Not applicable

Maximum Rate:                   10%

Minimum Rate:                   0%

Interest Calculation:           All values used in any calculation of the
                                Interest Rate will be rounded to five decimal places and all percentages resulting from any Interest Rate calculation will be rounded to three decimal places.

Interest Payment Dates:         Each December 20, March 20, June 20, and
                                September 20, commencing on December 20, 2005;
                                provided that if such day is not a New York business day or London business day, then such day will be the following New York business day and London business day unless such day falls in the following month in which case it will be the preceding New York business day and London business day.

3-Month LIBOR:                  For any Interest Determination Date, the
                                offered rates (British Banker Association) for deposits in U.S. dollars for a period of three months, commencing on such Interest
                                Determination Date, which appears on Moneyline
                                Telerate, on page 3747 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on that Interest Determination Date. If 3-Month LIBOR cannot be determined on an Interest
                                Determination Date as described above, then the Interest Rate Calculation Agent will determine
                                LIBOR in the manner described in the Prospectus
                                Supplement, substituting "five" in each place
                                "four" appears with respect to the number of major banks in the London interbank market selected by the Interest Rate Calculation
                                Agent, for deposits in U.S. dollars for a period of three months, commencing on such Interest Determination Date.

Interest Determination Dates:   Two New York business days prior to the
                                applicable Interest Reset Date

Interest Reset Dates:           The Issue Date and each Interest Payment Date

Interest Computation:           Interest will be computed on the basis of a
                                360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Adjusted:                       [  ]  Yes      [X ]  No

Interest Rate
   Calculation Agent:           Lehman Brothers Special Financing

Optional Redemption:            Not applicable

Form of Note:                   [X ]  Book-entry only (global)
                                [  ]  Certificated


SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the "Agent"), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

Lehman Brothers Holdings has agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the Prospectus.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agents that they may make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

The Agent has represented and agreed that:

* it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA") received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings; and
* it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Agent has agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the Notes or possesses or distributes the prospectus supplement, the accompanying prospectus or any other offering material and will obtain any consent, approval or permission required by it for the offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.